Exhibit 99.4

ENSERVCO ANNOUNCES EXIT OF COLORADO FRAC WATER HEATING BUSINESS THROUGH SALE OF ASSETS

~ Acquisition of Buckshot Trucking, LLC on Track to Close Within Days ~

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Sale of Assets from Seasonal Colorado Frac Water Heating Business Consistent with Enservco Strategy to Focus Efforts on Year-Round Businesses including Opportunities Afforded by Pending Buckshot Acquisition

●	Net Proceeds from Transaction to be Used to Pay Down Debt Under Utica Facility
●	Significantly Reduces Company’s Debt Burden and Paves Way for Debt Restructuring

LONGMONT, Colo., August 9, 2024 (GLOBE NEWSWIRE) – Enservco Corporation (NYSE American: ENSV) (“Enservco” or the “Company’) today announced it has sold to HP Oilfield Services, LLC (“HP”) certain Colorado based assets of Heat Waves Hot Oil Service, LLC, a wholly owned subsidiary of Enservco (the “Transaction”).

Transaction consideration from HP was $1,695,000, including $1,221,625, in cash and a short-term note of $473,375 (the “Note”). The Note will be paid ratably over five months from October 1, 2024 to February 1, 2025. The Transaction’s net proceeds are targeted for retirement of debt, specifically borrowings under the Company’s Utica Facility.

The Company also announced that it is nearing completion of the previously announced acquisition of Buckshot Tucking, LLC with closing expected within days.

TRANSACTION RATIONALE/HIGHLIGHTS & OTHER UPDATES

●	Sale of Colorado frac water heating assets is consistent with strategy of being less reliant on seasonal-focused business;

●	Net proceeds to be used to pay down certain of the Company’s debt obligations, specifically its Utica Facility. Following the pay down, the Company expects to restructure the remaining Utica Facility;

●	Divesting the heating business allows Enservco to redirect its resources, both financial and managerial, towards the transportation and logistics market servicing the broad energy sector;

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Includes the previously announced and pending Buckshot Acquisition, which is expected to be immediately accretive and strategically transform the Company by entering the logistics market via a business with substantial operational and financial visibility; and

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The Company will continue to provide both frac water heating and hot oil services across the Marcellus/Utica basins, where last year’s Rapid Hot acquisition contributed to significantly improved operating results in the region.

MANAGEMENT COMMENTARY

Rich Murphy, Chairman and CEO of Enservco, commented, “For more than a year, we have undergone a significant review of our business portfolio to identify, evaluate and execute on initiatives to drive increased efficiencies and other improvements throughout our operations. Concurrent with these activities, we spent considerable time and effort improving our financial position while we also evaluated various opportunities to enhance our value proposition both in the marketplace and with investors. I am pleased that our team – with the full support of our Board – continues to make significant progress on multiple fronts. This includes the previously announced Buckshot Acquisition and the Company’s Equity Line of Credit facility (“ELOC”), which has now been approved by a majority of the shareholders and is being implemented. The Buckshot transaction, the ELOC, and additional steps the Company is engaged in support our ongoing efforts to regain compliance with NYSE American Listing Standards.”

Mr. Murphy, continued, “With the sale of our Colorado frac water heating assets, we plan to use the net proceeds from the Transaction to pay down our higher-interest borrowings, specifically those under our Utica Facility. Following the pay down, we expect to work with Utica, or other lenders if needed, to renegotiate the remaining balance under the Utica Facility to terms that will further improve Enservco’s financial position.”

Mr. Murphy, concluded, “Today’s announcement represents another significant step in our process of transitioning our business portfolio away from one with a significant focus on seasonal industry activities to a much larger addressable market providing year-round cash flows and margin generation. Combined with today’s announcement and our successes over the past year, we believe we have placed the Company in a stronger position to drive near and long-term value for shareholders. We appreciate the continued support of all our stakeholders – especially our employee team – and look forward to keeping everyone apprised of our progress.”

ABOUT ENSERVCO

Enservco provides a range of oilfield services through its various operating subsidiaries, including hot oiling, acidizing, frac water heating, and related services in major domestic oil and gas basins across the United States. Additional information is available at www.enservco.com. On March 20, 2024, the Company announced an agreement to purchase Buckshot Trucking LLC, an energy logistics provider in multiple key oil and gas basins (the “Buckshot Acquisition”). The Buckshot Acquisition is scheduled to close in the third quarter of 2024. When closed, the Buckshot Acquisition would provide Enservco with a growing business that is not weather dependent, allow the Company to enter steady year-round logistics, provide an expanded operating footprint, and improve cash flow visibility.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2023, and subsequently filed documents with the Securities and Exchange Commission (“SEC”). Forward looking statements in this news release that are subject to risks also include (a) closing of the Buckshot Acquisition on anticipated terms and timing, and the ability of Enservco to successfully integrate Buckshot’s market opportunities, personnel and operations and to achieve expected benefit; and (b) our ability to further transform into a logistics business; (c) the ability to restructure our debt; and (d) the ability to maintain compliance with the NYSE/American Stock Market. Enservco disclaims any obligation to update any forward-looking statement made herein.

CONTACT

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

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